Exhibit 16.1

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

        We were previously principal accountants for Texas Pacific Land Trust (the “Trust”) and, under the date of January 23, 2004, we reported on the financial statements of the Trust as of and for the years ended December 31, 2003 and 2002. On October 7, 2004, our appointment as principal accountants was terminated. We have read the Trust’s statements included under Item 4.01 of its Form 8-K dated October 13, 2004 and we agree with the statements, except that we are not in a position to agree or disagree with the statements (i) that the Audit Committee of the Board of Trustees of the Trust dismissed KPMG (as we were notified by management of the Company), (ii) that the Audit Committee of the Board of Trustees of the Trust engaged Lane Gorman Trubitt, L.L.P. as the Trust’s new independent registered accounting firm, or (iii) the statements made in the 4th paragraph.

Very truly yours,

/s/ KPMG LLP

Dallas, Texas
October 13, 2004